Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SLM Corporation:

We consent to the incorporation by reference in the registration statements of SLM Corporation and subsidiaries (the Company):

Form	Registration number
S-8	333-140285
S-8	333-125317
S-8	333-33575
S-8	333-33577
S-8	333-44425
S-8	333-53631
S-8	333-68634
S-8	333-80921
S-8	333-92132
S-8	333-109315
S-8	333-109319
S-8	333-159447
S-8	333-116136
S-8	333-181646
S-8	333-256937
S-3	333-258300

of our reports dated February 24, 2022, with respect to the consolidated balance sheets of the Company as of December 31, 2021 and 2020, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2021, which reports appear in the December 31, 2021 annual report on Form 10‑K of the Company.

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments – Credit Losses.

/s/ KPMG LLP
McLean, Virginia
February 24, 2022